EXHIBIT 99.2

American Eagle Outfitters, Inc.
Fourth Quarter 2006
Conference Call Transcript dated March 7, 2007

Operator

Good morning. My name is Dennis, and I will be your conference operator today. At this time I would like to welcome everyone to the American Eagle Outfitters' fourth quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. [OPERATOR INSTRUCTIONS]

I will now turn the call over to Ms. Judy Meehan. Please go ahead, ma'am.

Judy Meehan - American Eagle Outfitters Inc - Senior Director, Investor Relations

Thank you, Dennis. Good morning everybody. Thank you for joining us today. With me from management are Jim O'Donnell, Chief Executive Officer; Susan McGalla, President, Chief Merchandising Officer; and Joan Hilson, Executive Vice President, Chief Financial Officer, AE brand.

If you need a copy of our fourth quarter press release it is available on our website, AE.com, or you can call Erin at 724-779-6076. Before we begin, I need to remind everyone that during this conference call members of management will make certain forward-looking statements based upon information which represents the Company's current expectations or beliefs. Results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC.

Now I would like to introduce our CEO, Jim O'Donnell.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you Judy. Good morning, and thank you all for joining us.

For American Eagle Outfitters, 2006 was a remarkable year. It was a year in which the core functions of our business worked together at a new level. But more importantly, it showed us a glimpse of what our Company has yet to achieve. In 2006, we increased profitability and drove higher margins, at the same time we invested in growth, growth within our core brand, as well as the launch of aerie and MARTIN + OSA. The fourth quarter marked our twelfth consecutive quarter of record sales and earnings, with earnings rising per share 40% to $0.66.  For the fiscal year 2006, EPS grew 35% to $1.70, and we achieved a record operating margin of 21%.

Our success in 2006 and the consistency of our strong performance over time were driven by our relentless customer focus, the depth and diversity of our talent within our teams, and a company-wide commitment to a rigorous operating discipline. By making appropriate investments in the areas of research, design, quality assurance, and merchandising, we further strengthened the ever-important connection with our customer and our ability to deliver on-trend assortment at a high quality to price value ratio. Traffic conversion and productivity were also at record highs. AE stores generated more in-store traffic, and we achieved a higher transaction conversion rate. Traffic counters in our stores drove higher productivity by matching store staffing with traffic, thereby improving service and conversion.

In 2006, we opened 50 new stores and remodeled 65, for an 8% increase in square footage. New American Eagle stores achieved 90% of sales productivity of mature stores. We also focused on maximizing existing real estate by making small stores larger, between 6,000 and 6,500-square feet, as well as relocating stores to more desirable sites where needed. This strategy impacted not only sales productivity but also had a meaningful lift to store profitability.

Finally, we made a handful of strategic investments in technology that have enabled the Company to increase cost efficiency and productivity, as well as improve the customer experience. The adoption of markdown optimization systems contributed to our strong margins by enabling us to make more effective pricing decisions and better manage inventory levels. We also invested in retail size profiling and demand forecasting systems, which will streamline our planning and replenishment processes.

As we look back over last year, we examined every performance metric with an eye towards learning. We learned from what we did well, but the most exciting part about this business is what is ahead.  I will take a few minutes to speak about plans and priorities for 2007.

This year we will continue to raise the bar on customer focus and operational excellence, and as a result we will continue to deliver on-trend assortment and strengthen the AE brand among 15 to 25 year-old customers. We will maintain our focus on destination product categories, such as denims and knits, however, we have also identified underdeveloped categories within the business, such as accessories, where we have yet to demonstrate what we can do. Additionally, we are exploring other new concepts that compliment our lifestyle brand to drive incremental growth and sales productivity.

With regard to real estate, we have identified 75 locations across the U.S. for new stores, 45 to 50 of which will open this year.  These locations are made up primarily of A and B centers, including lifestyle centers. It is worth noting that performance in our existing 54 lifestyle centers generate 93% of an average store, with higher profitability due to a lower rent structure. Of our 156 stores slated for remodel, roughly 45 will be completed in 2007. Approximately ten new remodeled stores will feature an updated prototype design to increase productivity and flexibility through reimagined fixtures, store design and merchandising innovations that reinforce our customer focus.  In total, we expect 2007 square footage to increase approximately 10%, which also includes at least 15 new aerie stand-alone stores and 12 MARTIN + OSA stores.

In 2007 we are continuing our investment in technology, with the implementation of our new point of sale system to speed the checkout process, upgraded systems to match source staffing against customer traffic, and various processes to optimize sourcing and supply chain functions.

And now we will take a closer look at our two key growth initiatives. Launched just six months ago, aerie by American Eagle, our new sub-brand of intimates and dorm-wear, has been met with a positive customer response. Based on the success of our initial testing, we are planning to open up at least 15 stand-alone stores and five side-by-side locations in 2007. If the new stores continue to perform like the test stores, we believe aerie could be a 350+ store concept.

MARTIN + OSA is also a start-up initiative. A completely separate brand targeting the 25 to 40 year-old customer.  We know there is an unmet demand within this customer demographic, and we received positive reviews on M+O brand positioning and overall store experience. However, we made substantial changes to the assortment, which you will see in the stores this fall. The women's collection will be more feminine and less outdoorsy, and the fits will be more flattering and fashion right for the targeted MARTIN + OSA customer.

We are also working to improve the customer's perception of overall value in terms of price and quality. By upgrading our sourcing and manufacturing network, we are able to increase IMU while lowering the average unit retail price. This will be achieved through alternate sources of yarn and fabric, lower mill and factory minimums, and the elimination of certain upcharges. We have also increased quality assurance oversight of our manufacturing facilities targeted to maintain quality with lower unit costs. We are excited about MARTIN + OSA, and the significant business opportunity that lies within effectively reaching this customer.

In closing, there is one more thing I would like to mention. Tomorrow, American Eagle's common stock will begin trading on the New York Stock Exchange under the symbol "AEO." We are proud to join the New York Stock Exchange, and view it as a reflection of the strength of both our brand, as well as our consistent financial performance. I would like to thank everyone on our team for their contributions in reaching this important milestone in our continued evolution as a company and a portfolio of brands.

And with that, I would like to turn the call over to Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Thanks, Jim. And good morning, everybody. I am extremely pleased with our performance during the fourth quarter and throughout 2006. It was a particularly gratifying year for us. We continue to build and strengthen the AE brand with compelling collections and fresh, innovative marketing. In September, we celebrated a major milestone, with the successful launch of our first sub-brand, aerie by American Eagle.

During the holiday season, we delivered a true gift-giving shopping experience for our customer supported by strong trend-right key items. We launched our first ever winter break event, which captured the spirit of the holidays for our customers, as they reunite with friends and family, and enjoy time off from school.

In the fourth quarter, sweaters, fleece, jeans, men's tops and aerie were the best performing categories.  Demonstrating the consistency of our brand strength, both men's and women's produced a fourth quarter comp increase in the mid-teens. For the year, both businesses produced a positive low double-digit comp.

Our average unit retail price increased in the low single-digits in the fourth quarter, due to an on-trend assortment and fewer promotions compared to the prior year. The full year average unit retail price of $19.70 increased in the low single-digits from last year, due to a combination of strong full-price business and favorable sales mix. Going forward, we continue to see opportunity for modest AUR growth, through our tiered assortment initiative, which is part of our destination AE strategy.  Additionally, the launch of new product categories within aerie, as well as the growth of our bra business, will also support AUR growth.

All of our sales metrics trended positively in 2006. We were extremely pleased to see transaction value rise in the high single-digits for both the quarter and the year. Driven by higher in-store traffic and an increased conversion rate, the number of transactions per store and units per transaction rose in the mid-single digits for both periods.

Our strategy to maximize the AE brands by growing destination businesses continued. In every quarter, AE jeans produced strong comps across both men's and women's. Jeans have become an important cornerstone for our brand, driven by the consistency of our fit, on-trend styling, quality, and value offerings. Looking ahead, we will continue to build upon our leading position in jeans, offering innovation and newness that is on target for the AE customer.

As we hindsight our business, we see growth opportunities in women's knits and accessories, where frankly we are not as strong and consistent as we should be. These are very important and powerful categories for our brands where we need to be the brand of choice. We are making improvements and I expect to see better results and greater consistency in women's knits and accessories as we progress through this year.

In 2006, sales at AE.com grew 48%, with higher online traffic and an increased conversion rate. Creating the best lifestyle experience both in stores and online is an ongoing priority for us. We are absolutely passionate about driving a true 360 degree customer focus, by expanding our reach and being where our kids are. We will do this with unique online content and by expanding targeted grassroots marketing events.

Our spring season got off to a positive start in February. We are well positioned entering spring break, which kicks into high gear in March. We have appropriately embraced new trends, and, I believe, have struck the right balance between great fashion basics and on-trend offerings. Novelty is important this season, with fun details in prints and patterns throughout our collection. We also love the newness in color, which plays perfectly in to the AE brand.

This year we are intensifying our commitment to own spring break with on-location events in Cancun and Acapulco. We are sponsoring performances by Fergie and Ludacris, which will come to life in stores and on AE.com, with beach coverage, exclusive interviews, and performances. For those of you who can't make it to Mexico, we introduce the AE Campus Comedy Challenge, our cross country search for the funniest college student, who will perform live at AE spring break in Cancun.

And lastly, a few words on aerie. We have been thrilled by the customer response to our new intimates sub-brand, and we are looking forward to accelerating our growth plan. Within AE stores during the fourth quarter, aerie contributed about two points to our comp increase, with strong profitability. In the first three months of operation, our new aerie stand-alone stores achieved sales productivity consistent with the AE chain.

All categories within aerie, including undies, dorm-wear and our new bra business, have performed well. Last week, we launched our new Paige pushup bras to a positive initial response. This fall we look forward to expanding the aerie brand with the launch of personal care and a new line within our dorm-wear category.

To sum it up, the AE brand is very well positioned entering 2007, we have strong teams in place, we know where our opportunities lie, and we have focused, well-defined growth initiatives. We look forward to continued success.

Thanks and now I will turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Thanks, Susan. Fiscal 2006 was truly a terrific year on top of two great years of exceptional growth. We drove both top line sales and bottom line profits, while continuing to invest in talent, technology, infrastructure, and new concepts to support our growth. These investments were critical to our consistent performance over the last three years, and are key drivers for our future.

A few financial highlights of 2006 are as follows:

  Comp store sales increased 12%, demonstrating the consistent strength and relevance of our assortment.

  Our gross margin increased 160 basis points to a record 48%, driven by IMU improvement and the leveraging of markdowns and rent. Our gross margin performance confirms our commitment to disciplined inventory management, the continued use of new technologies, and ongoing IMU growth.

  SG&A expense increased 60 basis points as a percent of sale, supporting our investments in talent, brand-building initiatives, and new growth vehicles. These investments in our brand, led to another record year with an operating margin of 21%, and EPS growth of 35%.

  Strong cash flow enabled us to raise our dividend 50%, and repurchase a total of 5.3 million shares. Going forward we will continue to create shareholder value through investments in our growth, as well as dividend and share repurchase programs.

Now looking at the fourth quarter, our results are consistent with the year. Strong comp store sales, well managed inventories, and an improved gross margin, all led to record earnings of $0.66 per share, a 40% increase. Total sales grew 27% to $973.4 million. Comparable store sales rose 14%, up against an 8% increase in the fourth quarter of last year.

All geographic regions comped positively in the quarter as follows:

  Canada in the low twenties;

  the Southwest and Northeast in the high teens;

  the Midwest and mid-Atlantic regions in the mid teens;

  the West in the low double-digits; and

  the Southeast in the mid single-digits.

Our gross margin improved 160 basis points, from 46.3% to 47.9%, a lower markdown rate and a higher initial markup, led to a 140 basis point increase in the merchandise margin. Rent also leveraged contributing 20 basis points to the gross margin improvement.

SG&A as a percent of sales was 22.4%, compared to 21.3% in the fourth quarter last year. Included in the SG&A increase was incentive compensation of about 90 basis points, including stock option expense. We also absorbed incremental expense related to MARTIN + OSA of about 20 basis points. Also, store payroll was flat as a percent of sales, due to increased payroll hours related to aerie, a critical investment at this stage in its growth, as well as a slightly higher wage rate. In 2007, we plan to leverage SG&A and are committed to ongoing expense discipline. We are evaluating our store payroll matrix, to optimize coverage and fund aerie, while leveraging store payroll. We also have a series of opportunities for reduced costs within supply procurement.

Strong sales and margin improvement led to a 70 basis point increase in the operating margin to 23.2%. Other income increased to $16.1 million, as the result of the higher investment balance, a greater yield, and increased long-term investments compared to last year. Our fourth quarter effective tax rate was 38%, and we expect this rate to continue into the first quarter.

Moving now to the balance sheet, total cash and investments increased $181 million, to $1.1 billion at quarter end. Capital expenditures were $226 million for the year, and $64 million in the quarter. Looking forward to 2007, we expect capital expenditures of approximately $240 million. This includes new and renovated stores, a new POS system, other IT investments, our new Pittsburgh headquarters and the completion of our expanded Kansas distribution center.

At the end of the fourth quarter, total merchandise inventories were $264 million, an increase of $53 million compared to last year. AE inventory per square foot at cost increased 13%, with clearance inventories of about flat to last year. Our quarter end inventory position is balanced and targets key growth categories, including our investment in aerie and the expansion of our bra and dorm-wear collection. Looking ahead to the end of the first quarter, we expect our inventory to be up in the low teens, as we continue to support our investments in key growth businesses.

At this time, we are establishing first quarter earnings guidance of $0.31 to $0.33 per share, which compares to $0.28 per share last year. We entered 2007 well positioned and focused on differentiating the AE brand. We are also driving growth for new concepts, including aerie and MARTIN + OSA. Over the long term, we are committed to sustaining strong operating margins and a achieving our goal of growing earnings per share at least 15%.

And now I will open the call for questions. Please be brief so that everyone has a chance to participate.

Operator

[OPERATOR INSTRUCTIONS]

Your first question will come from the line of Dana Cohen with Banc of America Securities.

Dana Cohen - Banc of America Securities - Analyst

Hi. Good morning guys, and congratulations on a great year. Two questions. The first is can you talk a little bit more about what you are seeing in the profitability and the metrics of the aerie stand-alones, and just remind me how many there are.

And then two, at the base business, obviously operating margins are tremendous. Where do they go from here? Where do you see the opportunity in gross margin SG&A?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Dana, I will take the second one first, and then Susan will address the aerie question that you have. As you noted we are very pleased with our performance in 2006. Yes, we did have very strong operating margins, but as Jim noted and Susan as well, we do have opportunity. We didn't do everything right in 2006, so we see that we have opportunity on the top line.

We are committed to continue growth in IMU, and positioning our markdowns at a realistic level, so that we can continue to make fashion right investments in our inventory and, as I mentioned, we have several SG&A initiatives that are on deck for '07. We have opportunities in supply procurement as well as evaluating the store payroll model, and our management compliment within our stores, so as I noted, we are committed to that 15%, a minimum of 15% EPS growth.

Dana Cohen - Banc of America Securities - Analyst

What would you need in terms of comp to leverage for the year?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

The way we look at it Dana, that is we are evaluating, we look at the margin and we deliver that minimum EPS, and we don't really comment at the top line in terms of the comp performance.

Dana Cohen - Banc of America Securities - Analyst

No. No. I meant the leverage points? Where do you get leverage?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Basically, as we look throughout the year, we will look at a mid-single digit leverage point in sales to leverage the SG&A expense.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Dana to jump in on your question on aerie, we are very pleased with the performance actually on all formats of aerie including our shop in shops, which are in-store assortments, and you are specifically asking about stand-alone, which I just wanted to clarify or define, are stand-alone stores that are not adjacent to an American Eagle. We have three of those right now.

The one thing that we are finding out, the girl is telling us that while she is pleased in all formats, she would like to walk in to the full expression of aerie in her own store environment. I think you heard me comment in my opening comments that our sales per foot are commensurate with the AE brand, and for that to occur early in its brand lifecycle, we are very pleased with where we sit for the future of that.

Dana Cohen - Banc of America Securities - Analyst

Any other comments on the other pieces of the economics of the store?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

It all benches off sales. Okay. We are going to learn. Obviously, I don't think Jim would be announcing we are expanding if we didn't like some of the signals we are getting in overall store profitability. But I will tell you we will get better and better at running them. We are relatively new in learning how to run a business that is that SKU intensive. It takes what we do in accessories and is that much more magnified. So I think what we are doing is working on being students of the business, learning it, and getting even better at efficiencies, but we are very pleased with where we are now.

Dana Cohen - Banc of America Securities - Analyst

Great. Thanks so much.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay.

Operator

Your next question comes from the line of Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup - Analyst

Great. Thank you. Good morning. Joan, I was hoping you could talk to us a little bit about the gross margin rate. We saw some nice improvement from last year. In the first three quarters of '06, you were meeting or beating your prior peak gross margins, and in the fourth quarter, it looks like you are about 140 basis points off from your prior peak gross margins. Maybe you could give us some color on what the drags were in gross margin.

And then secondarily with inventory per square foot here up 13%, and you guys expecting it to remain in the low teens, I would imagine you are probably not planning comps at that level, and I am wondering, do you think it's prudent to run inventory levels above where your sales plans are? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Thanks for the questions, Kimberly. With respect to the gross margin in the fourth quarter, we are very pleased with the performance that we had, a 160 basis point improvement. We were very pleased with the sell-throughs in the assortments. As we look through our opportunities for next year, Susan spoke to those in her prepared remarks, so we know that we have some opportunity there.

What I will tell you in terms of the combination of our businesses between MARTIN + OSA and the AE brand, there was some drag related to the MARTIN + OSA, and Jim spoke to some of the opportunities in the assortment there.

With respect to our inventory position, we are investing in aerie, and as Susan mentioned in her comments, the launch of the aerie bra, the new bra that was introduced in March. So we are prepared for inventory investments for the bra, and our expanded dorm-wear collection. We are very comfortable with the inventory, it's balanced, it is focused in key categories, and very targeted.

Kimberly Greenberger - Citigroup - Analyst

Thank you.

Operator

Your next question comes from the line of Bob Buchanan with A.G. Edwards.

Bob Buchanan - A.G. Edwards & Sons - Analyst

Good morning, and congratulations on everything.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Thanks, Bob.

Bob Buchanan - A.G. Edwards & Sons - Analyst

Just wanted to check on some of this technology. The demand forecasting, is that operative now, Joan, at this point in time? And in terms of the size profiling, Jim, that you mentioned, are you actually doing much now in the way of tailoring assortments by store based on demographic traits?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Okay. With respect to the demand forecasting, Bob, it is an initiative for 2007 that we will be implementing towards the back end of the year, so installation will occur in '07 with really the impact of that in 2008.

Bob Buchanan - A.G. Edwards & Sons - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, hi, Bob.

Bob Buchanan - A.G. Edwards & Sons - Analyst

Hey, Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Question on the size profiling. The answer to your question in the brief is yes. We actually have for the very first time been able to effect the size ranges by metropolitan market and by doing so naturally we have effected to buy accordingly.

In the past, to identify certain markets we weren't really equipped to do very much about it because the buy was not effective. But now we have affected our buy. Susan has been a champion with this and with our planning people, so that we are now distributing product out across the United States based on a particular profile by market.

Bob Buchanan - A.G. Edwards & Sons - Analyst

That is great. And just a final question, and this I guess would be for Susan, in terms of the graphic tee program in women's, any greater people focus, geographical focus? Just trying to scour the earth for influences on graphic T-s, as I believe you try to improve that part of the assortment.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

On the graphic T-s, there are a couple of situations, what is self-inflicted, and what is happening out there across our space. The graphic tee, the overall trend is not with the graphic tee business right now. I am going to start there. Across all divisions, while it is a big business for us, I wouldn't tell you it's an uptrending business right now.

Particularly in women's, which I think is what you are calling out, we have some specific and significant changes that we have made with talent so that our voice coming through these graphic T-s in women's is a little crisper, a little more meaningful, and a little more tied to the brand, and those changes have been made internally, and I think you will be seeing in the back half of this year improvements in that business, but I will caution that trend is not with it right now.

Bob Buchanan - A.G. Edwards & Sons - Analyst

Okay. Thanks a lot.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay.

Operator

Your next question comes from the line of John Morris with Wachovia.

John Morris - Wachovia Securities - Analyst

Thanks, good morning, everyone. Question, I think for Susan, can you elaborate a little more on your comment about the knits business overall, in terms of why it hasn't been strong? Is that just trend, or is there something more to it? And then maybe help us understand what specific steps you can take or are taking to improve that business, and when we might begin to see those results, and similarly a couple comments along those same lines for the accessories category. Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. I would be happy to talk about both of those. They are a passion of ours right now. First of all, the knits business, and I want to qualify, because the men's knit business is extremely strong, and absolutely has been a growth driver over the last year, and is continuing into this year. The knits weakness that I point out, and I qualify weakness because it's a very big business for us and a profitable one, but we don't rest unless we are leading in our space.

When we put ourselves out there with a destination category that is a market share driver, part of the foundation of what we feel that our brand is all about, and we feel women's knits is one of those categories, so while it's big, while it performs at a very decent level in profitability, I am not happy, the teams are not happy with our consistency there. I don't believe that it's trend driven. I think that's internal driven, I think that we just are not having, we are running a little bit behind there, and we're not running, you know, as targeted on assortment, collection by collection as we should be.

We have made significant changes in merchandising. We have new GMM lead on the knit part of our merchandising, and we also have a new design director coming in, who started actually yesterday for the knit categories. And I just think as we have grown this brand, we needed to increase focus in that big of a category for people that were living, eating, and breathing, and thinking about women's knits all day long. We have put those resources to that business. I feel really, really positive. If you come in and look right now, I tell you I'm pretty proud of what you see in our Spring 2 collection in knits.

Accessories, I think the best way I can describe accessories to you, is we want to be to our customer in accessories what we are for them in sportswear, and I think that that really sums it up for you. I think that we very proud of our initiatives and where we stand in there eyes as a destination in sportswear, and I think accessories has just run room, and it's such a great lifestyle extension for our brand, and we will also be putting resources, and have put resources to make that happen.

John Morris - Wachovia Securities - Analyst

Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay.

Operator

Your next question comes from the line of Jennifer Black with Jennifer Black and Associates.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Good morning, and let me add my congratulations.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Thanks, Jennifer.

Jennifer Black - Jennifer Black & Assoc. - Analyst

I have a few questions. I wonder, first of all, if you could talk about what you think your realistic operating margin goals are over the next five years. That is my first question.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

I will address that, Jennifer. As I mentioned, we are committed to driving that 15% minimum EPS growth, and we are also committed to driving margin improvement through, you know, sourcing, through realistic views of markdowns, and again, really focusing on the SG&A expense, driving initiatives there that continue to allow us to invest and grow top lines, as well as gain efficiencies within our operating expenses.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay. All right. So you are not going to really answer it, but I understand. I wanted to know, have you made any enhancements to your AE loyalty program? That is my second question.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Jennifer, it is Susan. We are about a year in to our AE All-Access program, and I would tell you that we are really pleased with the results and, you know, the initial objectives of that were the following, really. I mean, the #1 thing is we wanted to develop a relationship with our customers directly. Because the way we were doing it before with all of the couponing and, really the names we had on our list to communicate with them were really the parents, we were interested in them, but we want to communicate with the kids directly. Our AE All-Access program, 80% of our list is below 25 years old. Very, very important progress that we have made in that area.

The second part of it is obviously, as I mentioned, the couponing is getting away from the non-loyal type of couponing part of our business, that is kind of a one-trick pony into where we are directing the markdowns much toward a more loyal relationship where we are rewarding them for being in our store, and being repeat customers, so on both of those fronts I think that we are very, very pleased with where we sit today.

If you are asking where we are going with it, I think it's really taking advantage of these millions of customers that we have enrolled in our loyalty program, and giving them benefits of the lifestyle brands, you know, really different than anybody else is doing today, so I can't go in to a lot of details, but that's really the future of this program.

Jennifer Black - Jennifer Black & Assoc. - Analyst

But you are continuing to work on that program?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Yes, we are.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay. Good. And my question is when you are testing, I was curious to know how many floor sets you test around the county. We had a pretty big test in my region. I just wondered if you test like five different floor sets across the country? Or how many do you do?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Well, are you asking how many stores are involved in some of our floor sets, or how often do we do it?

Jennifer Black - Jennifer Black & Assoc. - Analyst

I'm asking, well I guess how many stores, but then do you test different floor sets at the same time?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Well, for proprietary reasons I'm not going to go in to a lot of detail. But to answer your question Jennifer, we are not really testing the floor set, we are testing items and we are testing product. We are very comfortable that we understand how to visually set up the storefront to maximize productivity, but what we want to do is let the customer vote on new trends, new ideas, and that type of thing, so we don't have different formats that we test, we have different versions of products that we test out there several times a year.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay. That is very helpful. All right. Thank you so much and good luck.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

All right. Jennifer.

Operator

Your next question comes from the line of Liz Dunn with Thomas Weisel Partners.

Liz Dunn - Thomas Weisel Partners - Analyst

Hi, good morning. Let me add my congratulations. Can you update us on geographic markdowns? I believe on the last conference call you discussed your ability to do that going forward. How is that going?

And also in terms of product tiering, are there further opportunities, or do you think we have kind of maximized what we can see, in terms of kind of a good, better, best strategy? And also I'm sorry if I missed it, but how much do you expect MARTIN + OSA to lose in 2007? Thank you.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Okay. Liz, it's Joan. I will take the first question and last question. With respect to our markdown optimization and our geographic markdowns that is something that as we drive forward in 2007, we are in implementing and improving, enhancing is really the way to think about it, our zone management of markdowns, so it is an enhancement for 2007 for us. With respect to MARTIN + OSA for 2007, we see that in a range of $0.15 to $0.17.

Liz Dunn - Thomas Weisel Partners - Analyst

Okay.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Okay.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

And Liz, to answer your question on product tiering. I actually really like how you said it, because you said it very correctly. You said product tiering. It is not price tiering, it's product tiering.

As we approach a version of what you guys like to call good, better, best, for us it's not good, better, best in price, it is good, better, best in product, because a value equation is paramount for the soul of our brand. It resonates with our customer, and what we have done is in a very targeted way on our destination businesses, allowed ourselves to product tier to gain market share, and let the designers move in and offer greater innovation into key categories.

So we do see, you know, improvement, that can still be gained from that over the next couple of years, so we like what it has done to our business. I would tell you with our modest AUR growth that we had last year, I think there is certainly more opportunity there, without becoming in any way, shape or form expensive to our customer. We are very excited to pursue and further develop that part of our initiative.

Liz Dunn - Thomas Weisel Partners - Analyst

Great. Congratulations again and good luck.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Your next question comes from the line of Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone congratulations.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Thanks, Janet.

Janet Kloppenburg - JJK Research - Analyst

A couple of questions, Susan, if you could comment, just elaborate, perhaps, on your knit comments, the women's knits how you feel about the assortments this spring? Are they where you want them to be? Do you see them driving comps in this spring season?

Secondly for Joan or for Susan, I was wondering with I believe a strong knit business, but of course it's contingent on Susan's answer, and the greater influence of aerie and the mix this year, that there could be some opportunity for gross margin expansion, if you could comment on that.

And I wanted Joan to reiterate, is the loss expectation from MARTIN + OSA larger this year than last? And lastly, if you are looking for at least 15% earnings growth, I was wondering why you came in at that $0.31 number, which is well below 15% earnings growth for the first quarter? Thanks very much.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Wow, we have a list from you Janet, here.

Janet Kloppenburg - JJK Research - Analyst

I'm sorry Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

That's all right. I will kick this one off with the knits. First of all I would tell you that we are pretty proud when you walk in to our Spring 2 floor set. I think we have a very nice knit assortment, and it is performing well. I will tell you, I think our edit back in to Spring 1 was not it's best. When we looked at the knit business for February, while we have some decent items in there, the full expression of the assortment, you know, was not as well edited for February as what we looked like right now for our full on spring break floor set.

Janet Kloppenburg - JJK Research - Analyst

So you feel that the knits are going to accelerate, the business will accelerate here going forward?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

We are planning increases throughout this year in our women's knit business. I would tell you that I think you'll see us gain momentum as we move through this year, and are more on-target with more powerful assortments and greater consistency.

Janet Kloppenburg - JJK Research - Analyst

Okay.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay.

Janet Kloppenburg - JJK Research - Analyst

And then on the gross margin front?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

In terms of '07 the gross margin expansion, we are planning gross margin expansion, as I mentioned. We plan for IMU growth, and, you know, our markdown position is realistic, but it does reflect some of the opportunities that we see in the intimates brand, so yes, gross margin expansion is expected in 2007.

With respect to MARTIN + OSA, yes, the $0.15 to $0.17 loss for 2007, compares to roughly $0.12 for 2006, so it is slightly larger. The view of guidance for the first quarter at $0.31 to $0.33, our 15% EPS target is an annual view, and I would just point out here that we are early in the quarter, and that, you know, $0.31 to $0.33, we feel is an appropriate position at this time.

Janet Kloppenburg - JJK Research - Analyst

Thank you very much. Good luck.

Operator

Your next question comes from the line of Holly Guthrie with Janney Montgomery Scott.

Holly Guthrie - Janney Montgomery Scott - Analyst

Thank you, and let me add my congratulations. There were a couple of items last spring that you and some you were understocked in. I thought shorts was one of them, I was wondering if you feel given the current inventory position, competition is making up for some of those shortfalls, and last year, or excuse me, I should say opportunities that you missed last year.

And then my other question was regarding store payroll at aerie. How will that play out for the year? Will store payroll continue to be higher as you roll out aerie? Do you annualize that? Or could we expect something before, you know, perhaps the second half of this year?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Holly, I will start with the position in shorts. We are pleased with where the trend is taking us in both men's and women's shorts. The one thing we really like about what is happening with trend, is there is newness happening this year. So what is driving the short business this year, and what drove it last year actually are different, and we have moved appropriately with those changes in what the brand is offering to our girls and guys. So we are pleased with that.

As it relates to an understock position and opportunity versus a year ago, I will tell you that shorts in both men's and women's are growth businesses for us this year. We are pleased with early indications that that will come to fruition. I would tell you also that February was a crazy cold month, so I would tell you that we are pleased with where our inventory sits and we think we are going to be in good shape for the quarter.

Holly Guthrie - Janney Montgomery Scott - Analyst

Great.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

With respect to the store payroll for aerie, it is an investment and it is a commitment to the sub-brand. As we move forward in '07, we will continue to evaluate and fine tune the payroll model that relates to aerie, but we are committed to looking at our store payroll matrix for the AE brand, and funding the aerie investment and continuing to leverage store payroll in the first half.

Holly Guthrie - Janney Montgomery Scott - Analyst

Thank you.

Operator

Your next question comes from the line of Paul Lejuez with Credit Suisse.

Paul Lejuez - Credit Suisse - Analyst

Hey, guys. Paul.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Hi.

Paul Lejuez - Credit Suisse - Analyst

Just a question on aerie, you said 350 plus by 2012, implies like 70 a year after this year. How should we think about how that ramps over the next few years? And what happens to the aerie assortment in the existing American Eagle store in the same mall when a stand-alone comes?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. That's the million dollar question that you just asked, about what do we do with aerie within our existing stores? We are looking at a lot of different scenarios and you guy know us well, we are very calculated and we like to learn before we move in and make a final call on that, and we will be doing that, because I don't think you will see any aerie being pulled out of American Eagle stores within the next two years.

But the question is when we ramp-up and start to get a larger amount of stores, we will be looking at some different scenarios of what versions of pulling that out, letting that sub-brand become really a master brand of its own. We are going to be looking at all different ramifications of that. So I can just tell you it's a very good question, one that we are deep into and we will be talking to you more about as this brand grows.

Go ahead, the store growth.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, on the store growth, Paul, this is Jim. We set a target of the 350 plus as I mentioned in my comments. You know, is it feasible to do 70 a year in the United States and Canada? The answer is yes, primarily due to the size of the store. We are looking at 3,000 to 3,500 square feet. Those types of stores or locations become much more readily available than anything over north of 6,000 to 6,500, up to our 8,500 and 10,000 square feet that we are looking at in some of our power centers. The answer is a yes, again it is all dependent upon the results of these first rollouts that we are going to go through in 2007. We are going open up at least 15, and it could be more than that, we will see how that plays out.

Paul Lejuez - Credit Suisse - Analyst

Does that mean that next year we should expect you, if all goes well you'll jump to around that 70 number for '08, or is it going to more like a 30, 50, 100, 150 over the next several years.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Right now, first of all stay tuned because we will be giving commentary throughout the year, but if by Back-to-School we should have a complementary number open up probably anywhere of that 15 to whatever the north number is going to be, we will probably have at least 10 or 12 of them open and operating, plus our original three that we have in the United States. So we will have somewhere around 15 stores that we will be looking at. And if the numbers show and meet their hurdle rates, I would say, we already have stores by the way, for aerie locations being offered to us for '08. So we have already got a running head start and have placeholders on certain shopping centers across the United States and Canada.

It has been a very-well received initiative by the developers. I must tell you, they are very excited about having that type of a brand in their shopping centers. They like attracting the young woman to their shopping centers. It gives them one more reason for the young woman to visit the center. It is kind of a win/win all the way around, but it's up to Susan and the merchants and all of us supporting the sub-brand, which our real goal is to have it be a self-contained brand unto itself.

We are excited, but we don't want to get everyone, you know, so excited until we get, you know, our act together. You know, the question was mentioned earlier about payroll and how we are going leverage the payroll on aerie. We will get better as we get larger. It's our history, and there is no reason to say that aerie, when we learn how to do this business a little better, that we are going to be leveraging all fronts. I mean, that is our goal.

Paul Lejuez - Credit Suisse - Analyst

Thanks, good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

All right. Thank you.

Operator

Your next question comes from the line of Rob Wilson with Tiburon Research Group.

Rob Wilson - Tiburon Research Group - Analyst

Yes, thank you. Could you remind us, are your store remodels when you increase the square footage, are they included in your same-store sales calculation?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The answer is no. If they are over 25%, they are not included. It gets included in the 13th month of operation.

Rob Wilson - Tiburon Research Group - Analyst

Okay. Are most of the year's remodels greater than 25%?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The answer is yes.

Rob Wilson - Tiburon Research Group - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

This past year we did 65 remodels. Probably 62 of them where north of 25% increase in square footage.

Rob Wilson - Tiburon Research Group - Analyst

Okay. About six months ago you were talking about CapEx this year in '07 being roughly $130 to $160 million. Now you are talking $240 million, can you help us understand why the change in the last six months?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Yes, this is Joan. Our CapEx view includes where we are today, about half of that relates to stores, and it includes aerie, it includes Martin + Osa, and the other half of it relates to our infrastructure projects, the point of sale that Jim mentioned, the completion of our Kansas City distribution center, our headquarters project, so it really relates to the increase in the infrastructure, as well as the increase in the stores.

Rob Wilson - Tiburon Research Group - Analyst

And that thinking changed in the last six months?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Definitely. As Jim spoke, our test of aerie of stores, the three stores that we have there out there, and the incremental stores related to aerie certainly changed in the last six months, as well as some of the increases related to the IT projects we spoke about. So yes.

Rob Wilson - Tiburon Research Group - Analyst

Okay. And one final question. I think last quarter you told us that if you got a low double-digit comp in Q4 that you could leverage SG&A. How come you didn't leverage SG&A in Q4? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Thank you. And what I mentioned in my prepared remarks is that we had incentive compensation that was incremental to the fourth quarter. It related both to bonus as well as stock options, and we had incremental expenses related to MARTIN + OSA.

Rob Wilson - Tiburon Research Group - Analyst

Okay. Well, thanks for taking my call.

Operator

Your next question comes from the line of Lorraine Maikis with Merrill Lynch.

Jamie Sheinheit for Lorraine Maikis - Merrill Lynch - Analyst

Hi, this is Jamie Sheinheit for Lorraine. Can you guys talk a little bit about what you expect free cash flow to be, and how you expect to use the cash? Also just how much of your 15% earnings growth target is related to stock repurchases? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

I will take that. The free cash flow question. We have just announced that we have, you know, authorized a 7 million share repurchase program, and continue with our dividend program, so that is truly a use of cash that we believe returns value to the shareholder. A priority as well, we are investing in our growth concept. So we have talked about aerie, we have talked about MARTIN + OSA, and we remain flexible to continue to invest in opportunities for American Eagle, Inc. The idea of the 15%, can you remind the question on the 15%?

Jamie for Lorraine Maikis - Merrill Lynch - Analyst

Yes, just how much is related to stock repurchases on the EPS growth?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Yes, thank you. The philosophy that we have on our stock repurchase program is we offset dilution related to stock option exercise. So in fact the 15% EPS growth is neutral.

Jamie for Lorraine Maikis - Merrill Lynch - Analyst

Great. Thanks.

Judy Meehan - American Eagle Outfitters Inc - Senior Director, Investor Relations

Dennis, we will take one more question.

Operator

Okay. Your final question will come from the line of David Glick with Buckingham Research Group.

David Glick - Buckingham Research Group - Analyst

Good morning, thanks for squeezing me in, and congratulations everyone on a terrific year! Two quick ones. Jim, No. 1, can you update us on the status and timing of concept 3. That is not something you mentioned today. And No. 2, Joan, if you could follow up on the stock repurchase. If you could just give us the thought on the size of the buyback obviously in your cash position in excess of $1 billion, and your strong free cash flow in '07, there is certainly capacity to do more and still invest in growth, and if you could just expand a little bit on your philosophy there?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

David, this is Jim, on concept 3, basically we have just about completed our market research, our brand positioning, the name, and a number of other preludes to preparing to put the business plan together, as far as when it will launch, it really hinges right now on MARTIN + OSA. MARTIN + OSA in 2007 is a year where Susan and myself and others are going to be evaluating its strengths, its opportunities, and areas that are in need of change.

If we do the kinds of things that we think we are capable of doing, and what the customer has told us through our research, and excuse me, and M+O moves in a direction to meet its hurdles through 2007, we will very diligently start pulling concept 3 in 2008, for potential launch in Spring or Summer of 2009.

David Glick - Buckingham Research Group - Analyst

So it's not an either/or MARTIN + OSA or concept 3?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No. Right now, the only reason I mentioned the two in conjunction with one another is I don't want to have our eye on two balls at the same time. I want to have MARTIN + OSA in a much more steady growth cycle as we take on our next opportunity.

David Glick - Buckingham Research Group - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I feel comfortable with that and Susan is going to be working with me on that throughout the ensuing years. You will be hearing more about concept 3. We are still very excited about concept 3. We are.

David Glick - Buckingham Research Group - Analyst

Just a follow-up on MARTIN + OSA, why is it going to cost $35 to $40 million, in terms of the losses on the business? I assume that's higher than you may have been forecasting prior to this year? Just some color on why the increased dilution there?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, it is higher, David, and it's primarily in the areas of sales productivity, and layered in on that, we had some major setbacks in our sourcing and manufacturing, whereby certain programs fell out. There were quality issues and some of our upcharges on our minimums were higher than we anticipated. They have all been addressed for 2007.

David Glick - Buckingham Research Group - Analyst

So that is something you may have incurred in the first half, but not necessarily the second half of 2007?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

That is correct. That is correct.

David Glick - Buckingham Research Group - Analyst

So the run rate sounds like it could be going down, in terms of the dilution in the second half of the year?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, I would hope so.

David Glick - Buckingham Research Group - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Basically we have our Spring and Summer collections that we feel good about. I can tell you probably on our next call how I feel, and Susan can tell you about our Fall, because we're going to be looking at Fall tomorrow night.

David Glick - Buckingham Research Group - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

And from the early signs, we are in a better position for Fall, but more to come.

David Glick - Buckingham Research Group - Analyst

Okay. Great. And Joan, just some commentary on the buyback side?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Yes, thanks, David. The 7 million shares that we have authorized is roughly 200, just north of $200 million. That is part of our capital strategy and we really have a philosophy that share repurchase is about offsetting dilution in stock option exercise, and we really believe in the operating income and earnings growth of our core operation. You know, the capital strategy involves a dividend program, as well as, you know, listening to Jim and to Susan, we really want to remain flexible for opportunities for new concept growth and new ideas for this business.

David Glick - Buckingham Research Group - Analyst

Okay. Great. Thanks very much, good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

All right. Thanks, David. I want to thank everyone for listening in and participating. I would just like to close with we are well-positioned entering 2007, and we look forward to continued success. And thank you all.

Operator

Ladies and gentlemen, this does conclude the American Eagle Outfitters fourth quarter earnings call. You may now disconnect.